Exhibit 8.1

                              List of Subsidiaries
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                                                                     Exhibit 8.1

                              LIST OF SUBSIDIARIES

               Company                                    Jurisdiction

1)          ECI Telecom GmbH                           Germany
2)          ECI Telecom SARL                           France
3)          ECI Telecom (UK) Limited                   England & Wales
4)          ECI Telecom Italy SrL                      Italy
5)          ECI Telecom Holdings B.V.                  Netherlands
6)          ECI Network Solutions B.V.                 Netherlands
7)          ECI Telecom Ukraine LLC.                   Ukraine
8)          ECI Telecom (HK) Limited                   Hong Kong
9)          ECI Telecom (Philippines) Inc.             Philippines
10)         HETC Hangzhou ECI Telecom Corp.            China
11)         ECI Telecom India Private Limited          India
12)         ECI Telecom (AUS) Pty Limited              Australia
13)         ECI Telecom, Inc.                          Delaware
14)         ECI De Mexico, S.A. De C.V.                Mexico
15)         ECI Telecom De Colombia Finanzas Ltda.     Colombia
16)         ECI Telecom Do Brasil Ltda.                Brazil
17)         ECI Telecom Costa Rica, S.A.               Costa Rica
18)         Lightscape Networks Ltd.                   Israel
19)         Inovia Telecoms Ltd.                       Israel
20)         Enavis Networks Ltd.                       Israel
21)         ECI Telecom-NGTS Ltd.                      Israel
22)         ECI WaveInno Ltd.                          Israel
23)         Electo Galil Ltd.                          Israel
24)         QualiTech Experts Ltd.                     Israel